EXHIBIT 99

[LOGO] PPG	PPG Industries

PPG Industries, Inc. One PPG Place Pittsburgh, Pa. 15272 USA www.ppg.com

News	Contact: Jeff Worden 412-434-3046

Investors: Douglas B. Atkinson 412-434-2120

PPG reports on third quarter

PITTSBURGH, Oct. 16, 2003 – PPG Industries reported today third quarter net income of $142 million, or 83 cents a share, including an aftertax charge of $5 million, or 3 cents a share, to reflect the net increase in the current value of the company’s obligation under the asbestos settlement agreement reported in May of 2002. Sales were $2.21 billion.

This compares with third quarter 2002 net income of $148 million, or 87 cents a share, including aftertax income of $15 million, or 9 cents a share, to reflect the decline in the current value of the company’s obligation under the asbestos settlement agreement. Sales were $2.07 billion.

For the first nine months of 2003, PPG recorded net income of $372 million, or $2.18 per share, which includes aftertax charges of $6 million, or 3 cents a share, for the cumulative effect of a required change in the accounting for asset retirement obligations; $15 million, or 9 cents a share, to reflect the net increase in the current value of the company’s obligation under the asbestos settlement agreement; and $2 million, or 1 cent a share, for restructuring. Sales for the first nine months of 2003 were $6.58 billion.

For the first nine months of 2002, PPG recorded a net loss of $163 million, or a loss per share of 96 cents, including aftertax charges of $52 million, or 31 cents a share, for restructuring, $9 million, or 5 cents a share, for the cumulative effect of a required accounting change, and the charge for the asbestos settlement of $480 million, or $2.83 a share. Sales for the first nine months of 2002 were $6.08 billion.

“We generated cash from operating activities of about $350 million during the third quarter, representing an increase of about $120 million over last year, as a result of stronger earnings and further reductions in working capital, despite a continued sluggish manufacturing environment,’’ said Raymond W. LeBoeuf, chairman and chief executive officer. “So far this year we paid down more than $300 million in debt, reducing our debt-to-total capital ratio to 41 percent, just one point shy of our year-end goal. In addition, through Sept. 30 we have increased our cash position by about $160 million, and expect further improvement in the fourth quarter.

“We produced solid earnings thanks to stronger pricing in commodity chemicals, the growing success of our optical products business, improved cost performance and increased volumes in our coatings and glass segments, and the strengthening of the euro. This was achieved in the face of inflationary cost increases, lower North American vehicle production, higher energy, environmental, pension and retiree medical costs. Further, the change in the current value of the asbestos settlement agreement negatively impacted the comparison to a year ago by $32 million.”

Consistent with previous quarters this year, third quarter 2003 earnings included approximately $37 million of higher pension and retiree medical costs compared with a year ago.

Looking to the future, LeBoeuf added, “We see continuing signs of a slow but likely uneven escalation in the economy, which, in combination with our improved business mix and our unwavering commitment to generating cash and reducing costs, will only amplify any gains that the economic expansion brings.”

Coatings sales increased $85 million, or 7 percent, due to the strengthening of foreign currencies and improved volumes across all businesses, offset, in part, by lower prices in the automotive original equipment business. Operating earnings were up $7 million largely due to increased volumes, lower overhead costs, improved manufacturing efficiencies and the favorable effects of foreign currency translation. These were offset, in part, by higher pension and retiree medical costs, inflationary cost increases and lower selling prices.

Glass sales increased $13 million, or 2 percent, largely on the strengthening of foreign currencies. Stronger volumes in the automotive original equipment and automotive replacement glass businesses were offset by lower prices in the automotive replacement glass and fiber glass businesses and lower fiber glass volumes. Operating earnings were down by $19 million because of lower selling prices and higher energy, pension and retiree medical costs, which more than offset the benefit of higher volumes, improved manufacturing efficiencies and lower overhead.

Chemicals sales increased $40 million, or 10 percent, on higher selling prices for commodity products, stronger optical products volumes and the strengthening of foreign currencies, offset partially by lower volumes for commodity products. Operating earnings increased $24 million because of higher selling prices and improved volumes in optical products offset, in part, by higher environmental remediation and energy costs and higher pension and retiree medical costs.

Additional Information

Recorded comments by William H. Hernandez, senior vice president and chief financial officer, regarding third quarter 2003 results may be heard by telephone at 412-434-2816 until 5 p.m. ET on Friday, Oct. 24. The commentary will also be available online at Financial, Financial Commentary, on PPG’s Web site (www.ppg.com). The commentary may include forward-looking statements or material information. Additional information, including historical performance, is also available at Financial on PPG’s Web site.

Forward-Looking Statement

Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events and financial performance. These matters involve risks and uncertainties that affect the company’s operations, as discussed in PPG Industries’ Annual Report on Form 10-K filed with the Securities and Exchange Commission, and the implementation of the asbestos settlement referenced above, as discussed in PPG’s filings with the Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, which also depends on economic and political conditions, foreign exchange rates and fluctuations in those rates, and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement does not become effective. Further, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the company’s consolidated financial condition, operations or liquidity.

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended Sept. 30		9 Months Ended Sept. 30
	2003	2002	2003	2002
Net sales	$2,206	$2,068	$6,581	$6,077
Cost of sales	1,370	1,291	4,157	3,805

GROSS PROFIT	836	777	2,424	2,272
Other expenses (earnings):
Selling & other	466	420	1,376	1,255
Depreciation	93	92	275	275
Interest	25	33	81	99
Amortization	7	7	22	24
Asbestos settlement—net	8	(24)	24	748
Business restructuring	—	—	4	77
Other—net	(2)	1	(11)	(20)

INCOME (LOSS) BEFORE INCOME TAXES, MINORITY INTEREST & CUMULATIVE EFFECT OF ACCOUNTING CHANGE	239	248	653	(186)
Income tax expense (benefit)	86	89	234	(64)
Minority interest	11	11	41	32

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	142	148	378	(154)
Cumulative effect of accounting change, net of tax	—	—	(6)	(9)

NET INCOME (LOSS)	$142	$148	$372	$(163)

Earnings (loss) per common share:
Income (loss) before cumulative effect of accounting change	$0.83	$0.87	$2.22	$(0.92)
Cumulative effect of accounting change, net of tax	—	—	(0.03)	(0.05)

Earnings (loss) per common share	$0.83	$0.87	$2.19	$(0.97)

Earnings (loss) per common share—assuming dilution:
Income (loss) before cumulative effect of accounting change	$0.83	$0.87	$2.21	$(0.91)
Cumulative effect of accounting change, net of tax	—	—	(0.03)	(0.05)

Earnings (loss) per common share—assuming dilution	$0.83	$0.87	$2.18	$(0.96)

Average shares outstanding	169.9	169.3	169.7	168.9

Average shares outstanding—assuming dilution	171.0	170.4	170.6	169.9

Effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.” The adoption of this new standard resulted in a charge for the cumulative effect of an accounting change of $6 million after tax, or 3 cents a share, in the first quarter of 2003. This standard requires the Company to recognize asset retirement obligations in the period in which they are incurred, if a reasonable estimate of fair value can be made.

CONDENSED BALANCE SHEET (unaudited)

	Sept. 30	Dec. 31
	2003	2002
	(millions)
Current assets:
Cash & cash equivalents	$283	$117
Receivables—net	1,689	1,486
Inventories	990	942
Other	409	400

Total current assets	3,371	2,945
Investments	267	262
Property less accumulated depreciation	2,543	2,632
Goodwill & identifiable intangible assets	1,607	1,561
Other assets	524	463

TOTAL	$8,312	$7,863

Current liabilities:
Short-term debt & current portion of long-term debt	$385	$352
Asbestos settlement	291	190
Accounts payable & accrued liabilities	1,560	1,378

Total current liabilities	2,236	1,920
Long-term debt	1,356	1,699
Asbestos settlement	492	566
Deferred income taxes	83	64
Accumulated provisions	1,487	1,333
Minority interest	136	131
Shareholders’ equity	2,522	2,150

TOTAL	$8,312	$7,863

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended Sept. 30		9 Months Ended Sept. 30
	2003	2002	2003	2002
	(Millions)
Net sales
Coatings	$1,221	$1,136	$3,594	$3,375
Glass	549	536	1,639	1,578
Chemicals	436	396	1,348	1,124

TOTAL	$2,206	$2,068	$6,581	$6,077

Operating income
Coatings	$185	$178	$526	$460
Glass	26	45	60	114
Chemicals	65	41	181	90

TOTAL	276	264	767	664
Interest—net	(23)	(31)	(74)	(93)
Asbestos settlement—net	(8)	24	(24)	(748)
Other unallocated corporate expense—net	(6)	(9)	(16)	(9)

INCOME (LOSS) BEFORE INCOME TAXES, MINORITY INTEREST & CUMULATIVE EFFECT OF ACCOUNTING CHANGE (1)	$239	$248	$653	$(186)

(1)	Income (loss) before income taxes, minority interest and cumulative effect of accounting change for the nine months ended September 30, 2003, include a charge of $6 million for restructuring actions initiated in 2003, related to the coatings and glass segments. The nine months ended September 30, 2003 also include a reversal of $2 million of the restructuring reserve originally recorded in 2002 related primarily to the coatings segment.

Income (loss) before income taxes, minority interest and cumulative effect of accounting change for the nine months ended September 30, 2002, include a charge for $77 million for restructuring and other related activities, including severance and other costs of $66 million, asset dispositions of $15 million and a reversal of $4 million of coatings restructuring reserve originally recorded in 2001. The amounts by business segment were as follows:

9 Months Ended Sept. 30 2002
Coatings	$73
Glass	1
Chemicals	1
Corporate	2

$77